Exhibit 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200 www.cariboucoffee.com

Investor Relations Contact:
Integrated Corporate Relations
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com

Caribou Coffee Reports Fourth Quarter and Full Year 2006 Results
• Fourth Quarter Comparable Coffeehouse Net Sales Increased 2%
• Fourth Quarter and Fiscal Year 2006 Total Net Sales at Record Levels
Minneapolis, Minnesota, February 15, 2007. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company owned gourmet coffeehouse operator in terms of coffeehouses, today announced that fourth quarter of 2006 and fiscal year 2006 total net sales increased 18 percent and 19 percent, respectively. Total net sales for the fourth quarter of 2006 and fiscal year 2006 represent new total net sales records for both periods. Total net sales were $66.7 million in the fourth quarter of 2006 and $236.2 million for the fiscal year 2006. The loss per share for the fourth quarter of 2006 and the fiscal year 2006 was ($0.10) and ($0.47), respectively.
Comparable coffeehouse net sales increased 2% for the thirteen weeks ended December 31, 2006 compared with the same thirteen weeks in the prior year. For fiscal year 2006, comparable coffeehouse sales were down 1% compared to the same 52 weeks in the prior year. Licensed coffeehouses are not included in the comparable coffeehouse sales calculations.
Other highlights for the fourth quarter of 2006:
•	Opened 25 company-operated coffeehouses and 8 licensed coffeehouses.

•	Other sales increased 22 percent during the fourth quarter of 2006 compared to the fourth quarter of 2005.

•	Adjusted EBITDA was $4.9 million.

•	Cash and cash equivalents position of $14.8 million as of fiscal year end 2006.
     Michael J. Coles, Chairman, CEO and President commented, “Strategically and operationally many initiatives were undertaken in 2006, our first full year as a public company. We believe these initiatives positioned Caribou Coffee to deliver improved comparable coffeehouse sales and profitable growth in the future.” Added, Mr. Coles, “Our momentum with new food and beverage products continue to show promise. I am also particularly excited about our new franchise program and the opportunity that gives us to bring the Caribou Coffee experience to more consumers. We continue to enhance brand awareness through increasing our non-coffeehouse sales and forming brand license agreements with consumer companies, including Kemps, Keurig, General Mills and Coca-Cola North America.”

FOURTH QUARTER 2006 RESULTS
Total net sales increased $10.3 million, or 18%, to $66.7 million for the thirteen weeks ended December 31, 2006, from $56.4 million for the thirteen weeks ended January 1, 2006. This increase is primarily attributable to the opening of 60 new company-owned coffeehouses during the last twelve months. “Other Sales” increased by $0.5 million, or 22% to $3.0 million for the thirteen weeks ended December 31, 2006, from $2.5 million for the thirteen weeks ended January 1, 2006. This increase was largely due to higher product sales, franchise fees and royalties.
Comparable coffeehouse net sales increased 2% for the thirteen weeks ended December 31, 2006, compared with the same thirteen weeks in the prior year. Licensed coffeehouses are not included in the comparable coffeehouse sales calculations.
The Company recognized $0.2 million of compensation expense related to the implementation of FAS 123(R) for stock based compensation during the thirteen weeks ended December 31, 2006. The Company adopted FAS 123(R) effective January 1, 2006, therefore no comparable expense was charged in the prior year.
Adjusted EBITDA increased $0.2 million to $4.9 million during the thirteen weeks ended December 31, 2006, from $4.7 million during the thirteen weeks ended January 1, 2006. (EBITDA and Adjusted EBITDA are non-GAAP measures. See EBITDA reconciliation at the end of this release.)
The Company’s net loss before cumulative effect of accounting change for the thirteen weeks ended December 31, 2006, increased $1.8 million to a net loss of $2.0 million or ($0.10) per share from a net loss of $0.2 million or ($0.01) per share for the thirteen weeks ended January 1, 2006. The increase in the net loss is largely due to higher depreciation expense associated with the opening of 60 new coffeehouses during the last twelve months and an increase in general and administrative expenses associated with the growth in support staff needed for new store openings.
FISCAL YEAR 2006 RESULTS
Total net sales increased $38.2 million, or 19%, to $236.2 million for fiscal year 2006 from $198.0 million for fiscal year 2005. This increase is primarily attributable to the opening of 60 new company-owned coffeehouses during the last twelve months. “Other Sales” increased by $3.9 million, or 58% to $10.6 million for fiscal year 2006 from $6.7 million for fiscal year 2005. This increase was largely due to higher product sales, franchise fees and royalties.
Comparable coffeehouse sales decreased 1% for fiscal year 2006 compared with fiscal year 2005. Licensed coffeehouses are not included in the comparable coffeehouse sales calculations.
The Company recognized $0.5 million of compensation expense related to the implementation of FAS 123(R) for stock based compensation during fiscal year 2006. The Company adopted FAS 123(R) effective January 1, 2006, therefore no comparable expense was charged in the prior year.

Adjusted EBITDA was $15.0 million for fiscal year 2006 compared with $15.9 million for fiscal year 2005. (EBITDA and Adjusted EBITDA are non-GAAP measures. See EBITDA reconciliation at the end of this release.)
The Company’s net loss before cumulative effect of accounting change for fiscal year 2006 increased $4.6 million to a net loss of $9.1 million or ($0.47) per share from a net loss of $4.5 million or ($0.29) per share for fiscal year 2005. The increase in the net loss is largely due to higher depreciation expense associated with the opening of 60 new company-owned coffeehouses during the last twelve months, an increase in general and administrative expenses associated with the growth in support staff needed for new store openings and public company costs. In addition, during fiscal year 2005, we recorded a one-time general and administrative expense charge of $1.7 million in connection with entering into an amended and restated employment agreement with our Chief Executive Officer and a one-time credit to other income of $0.6 million for the decrease in fair value of the IPO - related underwriters’ over-allotment which qualified as a derivative under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.
2007 Outlook
On January 8, 2007 Caribou Coffee issued a press release “Caribou Coffee Company Plans for Continued Business Expansion” and outlined the following guidance: For fiscal year 2007, Caribou Coffee expects comparable coffeehouse net sales to be in the range of 0% to 5%. “Other Sales”, which consist of product sales to commercial, franchise and Internet customers, royalties from franchise and brand licenses and franchise development fees, are projected to increase between 40 and 50 percent. Total coffeehouse openings in 2007 are estimated to be 50 to 70 of which 25 to 30 are expected to be company-owned and 25 to 40 are expected to be franchised coffeehouses. Adjusted EBITDA for the full year is estimated to be in the range of $14 million to $17 million after $3 to $5 million of expenses related to store closings. A reconciliation of the Company’s net loss to Adjusted EBITDA can be found at the end of this release.
Conference Call
Caribou Coffee will host a conference call today, Thursday, February 15, 2007 at 4:30pm Eastern Time to discuss these results. Hosting the call will be Michael Coles, Chairman of the Board, Chief Executive Officer and President, and George Mileusnic, Chief Financial Officer. The call-in number is 1-877-502-9274, Passcode 3402555. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link will be available in the investor relations section accessed through the About Us menu option. If you are unable to join the call, a replay will be available for one week beginning at 7:30pm Eastern time on February 15, 2007 and can be accessed by dialing 1-888-203-1112, passcode 3402555.
About the Company
Caribou Coffee, founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of December 31, 2006, Caribou Coffee had 464 coffeehouses, including 24 licensed locations. Caribou Coffee’s coffeehouses are located in 18 states and the District of Columbia, as well as in several venues outside the United States. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. Caribou Coffee also sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com .

Forward-Looking Statements
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Selected Operating Data

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	1/01/2006	12/31/2006	1/01/2006	12/31/2006
Comparable coffeehouse sales (Company-Owned)	2%	2%	6%	-1%
Coffeehouse Count
Company-Owned:
Coffeehouses Open at Beginning of Period	344	416	304	386
Coffeehouses Opened During Period	44	25	86	60
Coffeehouses Closed During Period	2	1	4	6
Coffeehouses Open at End of Period:
Total Company-Owned	386	440	386	440
Franchised:
Coffeehouses Open at Beginning of Period	4	16	2	9
Coffeehouses Opened During Period	5	8	7	20
Coffeehouses Closed During Period	0	0	0	5
Coffeehouses Open at End of Period:
Total Franchised	9	24	9	24
TOTAL COFFEEHOUSE AT PERIOD END	395	464	395	464

Caribou Coffee Company, Inc. and Affiliates
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
Consolidated Statements of Operations

	13 Weeks Ended		52 Weeks Ended
	January 1,	December 31,	January 1,	December 31,
	2006	2006	2006	2006
	(Unaudited)	(Unaudited)		(Unaudited)
Coffeehouse sales	$53,929,610	$63,725,097	$191,309,555	$225,649,269
Other sales	2,453,790	2,984,992	6,682,277	10,579,467

Total net sales	56,383,400	66,710,089	197,991,832	236,228,736
Cost of sales and related occupancy costs	23,218,555	27,900,113	80,242,163	98,655,629
Operating expenses	22,106,894	27,170,155	80,025,542	97,319,754
Opening expenses	919,474	492,021	2,095,945	1,737,637
Depreciation and amortization	4,912,688	6,141,867	16,375,704	21,548,195
General and administrative expenses	5,552,466	6,829,827	22,742,130	25,943,045
Closing expense and disposal of assets	261,592	148,225	571,985	510,461

Operating loss	(588,269)	(1,972,119)	(4,061,637)	(9,485,985)
Other income (expense):
Other income	207,577	263,698	1,336,081	1,059,936
Interest income	237,599	30,474	265,977	553,767
Interest expense	(177,971)	(216,661)	(1,602,529)	(695,323)

Loss before provision for income taxes, minority interest and cumulative effect of accounting change	(321,064)	(1,894,608)	(4,062,108)	(8,567,605)
(Benefit) provision for income taxes	(175,436)	56,399	79,564	313,327

Loss before minority interest and cumulative effect of accounting change	(145,628)	(1,951,007)	(4,141,672)	(8,880,932)
Minority interest	10,872	48,072	318,943	178,158

Loss before cumulative effect of accounting change	(156,500)	(1,999,079)	(4,460,615)	(9,059,090)

Cumulative effect of accounting change (net of income taxes)	(444,861)	—	(444,861)	—

Net loss	$(601,361)	$(1,999,079)	$(4,905,476)	$(9,059,090)

Net loss per share:
Net loss before cumulative effect of accounting change	$(0.01)	$(0.10)	$(0.29)	$(0.47)

Cumulative effect of accounting change	(0.02)	—	(0.03)	—

Net loss	$(0.03)	$(0.10)	$(0.32)	$(0.47)

Basic and diluted weighted average number of shares outstanding	19,268,221	19,286,425	15,254,761	19,281,740

Caribou Coffee Company, Inc. and Affiliates
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
Consolidated Balance Sheets

	January 1,	December 31,
	2006	2006
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,846,111	$14,752,269
Accounts receivable (net of allowance for doubtful accounts of approximately $237,595 and $12,693 at January 1, 2006 and December 31, 2006)	1,137,120	1,663,139
Other receivables	2,260,254	1,769,256
Income tax receivable	135,750	—
Inventories	11,182,512	10,294,493
Prepaid expenses and other current assets	1,251,555	1,399,596

Total current assets	49,813,302	29,818,753
Property and equipment, net of accumulated depreciation and amortization	96,022,720	104,754,885
Notes receivable	64,531	48,413
Restricted cash	321,030	286,005
Other assets	1,738,717	1,399,542

Total assets	$147,960,300	$136,307,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,553,743	$9,681,879
Accrued compensation	5,462,657	5,676,449
Accrued expenses	8,504,552	7,860,487
Deferred revenue	8,165,260	9,002,588

Total current liabilities	36,686,212	32,221,403
Revolving credit facility	—	—
Asset retirement liability	760,997	872,184
Deferred rent liability	10,485,177	11,733,473
Deferred revenue	2,964,000	2,919,000
Minority interests in affiliates	138,159	159,050

Total long term liabilities	14,348,333	15,683,707
Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.01, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000,000 shares authorized; 19,269,133 and 19,286,425 shares issued and outstanding at January 1, 2006 and December 31, 2006, respectively	192,699	192,864
Treasury stock	(9,011)	—
Additional paid-in capital	121,626,855	122,153,502
Accumulated deficit	(24,884,788)	(33,943,878)

Total shareholders’ equity	96,925,755	88,402,488

Total liabilities and shareholders’ equity	$147,960,300	$136,307,598

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net income (loss) for the 13 weeks ended December 31, 2006, 13 weeks ended January 1, 2006, 52 weeks ended December 31, 2006, and 52 weeks ended January 1, 2006, to EBITDA/Adjusted EBITDA.

				52 Weeks
	13 Weeks	13 Weeks Ended	52 Weeks	Ended
	Ended	December 31,	Ended	December 31,
	January 1, 2006	2006	January 1, 2006	2006
	(Thousands)
	(Unaudited)	(Unaudited)		(Unaudited)
Statement of Operations Data:
Net income (loss)	$(601)	$(1,999)	$(4,905)	$(9,059)
Interest expense	178	217	1,603	695
Interest income	(238)	(30)	(266)	(554)
Depreciation and amortization(1)	5,514	6,646	18,284	23,645
Provision for income taxes	(175)	56	80	313

EBITDA	4,678	4,890	14,796	15,040
Derivative income	—	—	(623)	—
Amendment of employment agreement	—	—	1,738	—

Adjusted EBITDA	$4,678	$4,890	$15,911	$15,040

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
The following is a reconciliation of the Company’s projected fiscal year 2007 net loss to Adjusted EBITDA.

	Range of Guidance
	($ in millions)
Net loss	($14.1)	to	($11.1)
Interest expense	0.8	to	0.6
Depreciation & amortization (1)	27.1	to	27.1
Income taxes	0.2	to	0.4
EBITDA/adjusted EBITDA	$14.0	to	$17.0

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
Caribou Coffee uses EBITDA and Adjusted EBITDA:
•	As measurements of operating performance because they assist management in comparing the operating performance on a consistent basis as they remove the impact of items not directly resulting from the coffeehouse operations;

•	For planning purposes, including the preparation of its internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA and Adjusted EBITDA: (a) do not represent net income or cash flows from operating activities as defined by GAAP; (b) are not necessarily indicative of cash available to fund the Company’s cash flow needs; and (c) should not be considered as alternatives to net income, operating income, cash flows from operating activities or the Company’s other financial information as determined under GAAP.

The Company prepares Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items that it does not consider indicative of its core operating performance. You are encouraged to evaluate each adjustment and the reasons the Company considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses similar to the adjustments in this presentation. Caribou Coffee’s presentation of Adjusted EBITDA should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.
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